UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 16, 2009

_____________________________

Date of Report (Date of earliest event reported)

NEXTMART, INC.

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(Exact name of registrant as specified in its charter)

Delaware                                      000-26347                     410985135

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(State or other jurisdiction                                     (Commission                                      (IRS Employer

 of incorporation)                                                     File Number)                                   Identification No.)

NextMart Inc. Oriental Plaza Bldg. W3, Twelfth Floor

1 East Chang'an Avenue, Dongcheng District, Beijing, 100738 PRC ___________________________________________________________________________________________

(Address of principal executive offices)                      (Zip Code)

Registrant’s telephone number, including area code:  +86 (0)10 8518 9669

None

_____________________________________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

Consistent with our prior disclosure concerning our change of business foces, we intend to change our name from “NextMart Inc” to “China Cancer Research Institute Inc.” We intend to seek the necessary shareholder approval to effect the name change in the next 30 to 60 days.

We decided to change our name in order to best reflect the planned change of our business model. China Cancer Research Institute Inc. plans to focus exclusively on investing in and developing businesses targeting cancer treatment in the Chinese health care market.

China’s medical industry is quickly developing and will continue to do so as the Chinese government continues to invest in and support the development of world class healthcare facilities and healthcare service providers. On March 5 2009, the Chinese government announced that it plans to invest an extra RMB850 billion into the health care system over the next three years.

The need for high quality cancer treatment in China, and the world over, is apparrent. According to the WHO, cancer is the single largest cause of death among non-infectious deseases in the world. According to China’s Third National Survey of Deseases in April 2008, China’s cancer death rate has increased by 80%. In China one out of every five deaths is due to cancer, with the total number of deaths due to cancer exceeding two million a year.

We plan to put ourself at the cross roads of Chinese demand for cancer treatment and the existing supply of available treatments by investing in and acquiring companies and technologies that have the ability to provide proven, world class cancer treatments. We expect our specific areas of focus to be in biomedicine and intervetional therapy. As such, the majority of our future investments would be in medication development and sales, as well as in the building and operating of treatment facilities. These treatment facilities would be dedicated to offering cutting edge, highly effective types of cancer surgeries and treatments to patients.

Our proposed business model would be to participate in venture stage fundings to acquire equity stakes in Chinese firms with proven cancer fighting technologies and techniques. We plan to leverage its existing investment advisory services business to provide value adding expertise to enhance our invested businesses. These value adding services could also lower the costs associated with our initial investment.

We believe that the need and desire for cancer treatments in China coupled with the amount of existing but underdeveloped Chinese treatment providers has created a historic opportunity to successfully enter China’s expanding health care marketplace. To that end,  we have begun preliminary discussioins with several Chinese cancer treatments businesses for cooperation.

We remind investors that our plans to re-focus our business to particpate in the health industry in China, specfically cancer treatement, is subject to substantial risks and uncertainties. We can not predict whether we will be successful in identifying, selecting and investing in business, technologies, or treatments that will prove successful in the future. Our efforts will be subject to our ability to raise additional funds (which in turn will cause dilution to existing shareholders), formal agreements with numerous parties, certain asset valuations, and various approvals including, but not limited to, debt holder approval, auditor approval, and other regulatory approval.  Therefore, we can not predict with certainty whether we will be sucessful in our re-structuring efforts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTMART, INC.

(Registrant)

Date:  March 16, 2009

By:  /s/Bruno Wu

            Bruno Wu, Chairman

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